EXHIBIT 99.1

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.



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Great Pee Dee Bancorp,  Inc. Announces  Increased Earnings for the First Quarter
                              and a Cash Dividend


October 11, 2006

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced unaudited net income for the quarter ended September 30, 2006 of $453,000 an increase of 31% over the $346,000 earned in the same period of 2005. Basic earnings per share during the most recent quarter were $0.27 compared to basic earnings per share of $0.20 for the same quarter of 2005.

Great Pee Dee Bancorp, Inc. reported total assets on September 30, 2006 of $214 million, reflecting a 3% increase over total assets of $207 million reported on September 30, 2005. Total net loans and deposits increased by 9% and 10% over the same period, respectively.

At the Great Pee Dee Bancorp, Inc. annual meeting held on October 11, 2006, William R. Butler and H. Malloy Evans, Jr. were elected to serve as Directors until 2009. Shareholders also ratified the appointment of Dixon Hughes PLLC to serve as independent registered public accounting firm for the fiscal year ending June 30, 2007.

John S. Long, President & CEO of Great Pee Dee Bancorp, Inc., announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $0.16 per share for the quarter ended September 30, 2006. The dividend is payable on November 2, 2006 to stockholders of record October 23, 2006.

Sentry Bank & Trust, the sole subsidiary of Great Pee Dee Bancorp, Inc., is a savings bank with $213 million in assets, operating three offices in Cheraw and Florence. In addition to primary banking operations, other related services are provided by Sentry Investment Services, the insurance and investment division. Shares of common stock of Great Pee Dee Bancorp, Inc. are listed on the NASDAQ and trade under the symbol PEDE. Additional corporate information, product descriptions, and online services can be located on the Bank's website at www.sentrybankandtrust.com.
--------------------------





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Note:

In addition to historical information, this release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause Great Pee Dee Bancorp, Inc.'s actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. Great Pee Dee Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



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                           Great Pee Dee Bancorp, Inc.
                              Summary of Operations
                      (000's omitted except per share data)

                                         Three months           Three months
                                            ended                   ended
                                      September 30, 2006      September 30, 2005
                                      ------------------      ------------------
                                            (unaudited)
       Interest Income                       $3,545                  $2,895

      Interest Expense                       1,824                    1307

     Net Interest Income                     1,721                    1,588

   Provision for Loan Loss                     47                      120

     Net after provision                     1,674                    1,468

     Non-interest income                      290                      253

    Non-interest expense                     1,231                    1,158

      Income before tax                       733                      563

        Income taxes                          280                      217

         Net Income                           453                      346

    Net Income per share
           Basic                             0.27                      0.20
          Dilutive                           0.26                      0.20



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                           Great Pee Dee Bancorp, Inc.
                             End of Period Balances
                      (000's omitted except per share data)

                                 September 30, 2006           September 30, 2005
                                 ------------------           ------------------
                                   (unaudited)
                                   -----------

          Assets                     $214,237                           $207,500

     Total Loans (net)                180,880                            165,938

  Allowance for Loan Loss              1,940                               1,666

         Deposits                     155,387                            140,647

   Shareholders' Equity                26,863                             26,362

   Book Value per share                $15.04                             $14.63



         Contact:
         -------

   Great Pee Dee Bancorp
       John S. Long
       843-537-7656